Exhibit 10.3

1.  Product Definition

1.1       Mailbox Plus: Entitles the Client to receive mail at the Provider’s Center specified in this Agreement (“designated Center”). The Client may use the address of the designated Center for business correspondence subject to exception in certain locations.

1.2       Telephone Answering: Entitles the Client to a local telephone number determined by the Provider in the designated Center, personalized call answering service during normal business hours, and after business hours and weekend voicemail access.

1.3       Virtual Office and Virtual Office Plus: Includes all services detailed in sections 1.1 and 1.2. In addition the Client is entitled to receive faxes at the designated Center. Due to postal requirements, in the United States only, the Virtual Office product provides 2 days of private office usage per month at the designated Center and a lobby directory listing at reception. Globally, the Virtual Office Plus product provides 5 days of private office usage per month at the designated Center, subject to availability.

In the countries of Bahrain, Jordan, Lebanon, Kuwait, Oman, Pakistan, Qatar, Kingdom of Saudi Arabia, Turkey and UAE the name Virtual Office is referred to “Business package”.

2.  This Agreement

2.1       Comply with House Rules: The Client must comply with any House Rules which the Provider imposes generally on users of the designated Center. Such rules are developed and/or imposed to protect Client’s use of the designated Center for work. The House Rules vary from country to country and from Center to Center and these can be requested locally.

2.2       AUTOMATIC RENEWAL: THIS AGREEMENT LASTS FOR THE PERIOD STATED IN IT AND THEN WILL BE EXTENDED AUTOMATICALLY FOR SUCCESSIVE PERIODS EQUAL TO THE CURRENT TERM BUT NO LESS THAN 3 MONTHS (UNLESS LEGAL RENEWAL TERM LIMITS APPLY) UNTIL TERMINATED BY THE CLIENT OR BY THE PROVIDER PERSUANT TO SECTION 2.3. ALL PERIODS SHALL RUN TO THE LAST DAY OF THE MONTH IN WHICH THEY WOULD OTHERWISE EXPIRE. THE FEES ON ANY RENEWAL WILL BE AT THE THEN PREVAILING MARKET RATE. THIS CLAUSE DOES NOT APPLY TO MONTH TO MONTH AGREEMENTS.

2.3       CANCELLATION: EITHER THE PROVIDER OR THE CLIENT CAN TERMINATE THIS AGREEMENT AT THE END DATE STATED IN IT, OR AT THE END OF ANY EXTENSION OR RENEWAL PERIOD, BY GIVING AT LEAST THREE MONTHS WRITTEN NOTICE TO THE OTHER. HOWEVER, IF THIS AGREEMENT, EXTENSION OR RENEWAL IS FOR THREE MONTHS OR LESS AND EITHER THE PROVIDER OR THE CLIENT WISHES TO TERMINATE IT, THE NOTICE PERIOD IS TWO MONTHS OR (IF TWO MONTHS OR SHORTER) ONE WEEK LESS THAN THE PERIOD STATED IN THIS AGREEMENT. IF THE CLIENT IS ON A MONTH TO MONTH AGREEMENT EITHER PARTY MAY TERMINATE THIS AGREEMENT BY GIVING NO LESS THAN ONE MONTHS’ NOTICE TO THE OTHER (EFFECTIVE FROM THE START OF ANY CALENDAR MONTH).

2.4. Ending this Agreement immediately: To the maximum extent permitted by applicable law, the Provider may put an end to this Agreement immediately by giving the Client notice and without need to follow any additional procedure if (a) the Client becomes insolvent, bankrupt, goes into liquidation or becomes unable to pay its debts as they fall due, or (b) the Client is in breach of one of its obligations which cannot be put right, or (c) its conduct, or that of someone at the Center with its permission or invitation, is incompatible with ordinary office use which shall be determined at the Provider’s sole discretion and (i) such conduct is repeated despite the Client having been given a warning or (ii) such conduct is material enough (in the Provider’s opinion) to warrant immediate termination.

If the Provider puts an end to this Agreement for any of these reasons it does not put an end to any outstanding obligations, including the payment of any additional services used, requested or required under the agreement as well as the monthly fee for the remainder of the period for which this Agreement would have lasted if the Provider had not ended it.

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2.5 If the Center is no longer available: In the event that the Provider is no longer able to provide the services at the designated Center stated in this Agreement then this agreement will end and the Client will only have to pay monthly fees up to the date it ends and for the additional services the Client has used. The Provider will try to find suitable alternative for the Client at another Provider Center.

2.6 Employees: While this Agreement is in force and for a period of six months after it ends, neither the Provider nor the Client may knowingly solicit or offer employment to any of the other’s staff employed in the designated Center. This obligation applies to any employee employed at the designated Center up to that employee’s termination of employment, and for three months thereafter. It is stipulated that the breaching party shall pay the non-breaching party the equivalent of six months’ salary for any employee concerned. Nothing in this clause shall prevent either the

Provider or the Client from employing an individual who responds in good faith and independently to an advertisement which is made to the public at large.

2.7 Notices: All formal notices must be in writing, which may include email, to the address first written on the front page of the Agreement. It is the Client’s responsibility to keep their address of record up to date with the designated Center at all times.

2.8 Confidentiality: The terms of this Agreement are confidential. Neither the Provider nor the Client may disclose them without the other’s consent unless required to do so by law or an official authority. This obligation continues for a period of 3 years after this Agreement ends.

2.9       Applicable law: This agreement is interpreted and enforced in accordance with the law of the place where the relevant Center is located. All dispute resolution proceedings will be conducted in the country, state or province where the Center is located. If any provision of these terms and conditions is held void or unenforceable under the applicable law, the other provisions shall remain in force. In the case of Japan all agreements will be interpreted and enforced by the Tokyo District Court, and in the case of France, any dispute regarding this agreement will be settled by the relevant courts of the Paris jurisdiction.

3.  Compliance

3.1 Compliance with the law: The Client must comply with all relevant laws and regulations in the conduct of its business. The Client must do nothing illegal in connection with its use of the Business Center. The Client must not do anything that may interfere with the use of the Center by the Provider or by others, (including but not limited to political campaigning or immoral activity), cause any nuisance or annoyance, increase the insurance premiums the Provider has to pay, or cause loss or damage to the Provider (including damage to reputation) or to the owner of any interest in the building which contains the Center the Client is using. Both the Client and the Provider shall comply at all times with all relevant anti-bribery and anticorruption laws.

3.2 If the Provider has been advised by any government authority or other legislative body that it has reasonable suspicion that the Client is conducting criminal activities from the Center then the Provider shall be entitled to terminate this agreement with immediate effect.

3.3 The Client acknowledges that (a) the terms of this clause are a material inducement in the Provider’s execution of this agreement and (b) any violation by the Client of this clause shall constitute a material default by the Client hereunder, entitling the Provider to terminate this agreement, without further notice or procedure.

3.4       The Client acknowledges and accepts that its personal data may be transferred or made accessible to all entities of the Provider group, wherever located, for the purposes of providing the services herein.

4.  Use

4.1       The Client must not carry on a business that competes with the Provider’s business of providing serviced office accommodations, virtual offices or its ancillary services.

4.2       The Client’s name and address: The Client may only carry on that business in its name or some other name that the Provider previously agrees.

4.3       Use of the Center Address: The Client may use the designated Center address as its business address. The Client is not permitted to use the address of the designated Center as their registered office address unless permitted by law and by the Provider and (if relevant) by local compliance rules. Any other uses are prohibited without the Provider’s prior written consent.

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5.  The Provider’s Liability

To the maximum extent permitted by applicable law, the Provider will not be liable for any loss sustained as a result of the Provider’s failure to provide a service as a result of any mechanical breakdown, strike, or termination of the Provider’s interest in the building containing the Center. THE CLIENT EXPRESSLY AND SPECIFICALLY AGREES TO WAIVE, AND AGREES NOT TO MAKE, ANY CLAIM FOR DAMAGES, DIRECT, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL, INCLUDING, BUT NOT LIMITED TO, LOST BUSINESS, REVENUE, PROFITS OR DATA, FOR ANY REASON WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY FAILURE TO FURNISH ANY SERVICE PROVIDED HEREUNDER, ANY ERROR OR OMISSION WITH RESPECT THERETO, FROM FAILURE OF ANY AND ALL COURIER SERVICE TO DELIVER ON TIME OR OTHERWISE DELIVER ANY ITEMS (MAIL, PACKAGES, ETC.) OR ANY INTERRUPTION OF SERVICES.

6. Fees

6.1       Taxes and duty charges: The Client agrees to pay promptly (i) all sales, use, excise and any other taxes and license fees which the Client is required to pay to any governmental authority (and, at the Provider’s request, will provide to the Provider evidence of such payment) and (ii) any taxes paid by the Provider to any governmental authority that are attributable to the accommodation, where applicable, including, without limitation, any gross receipts, rent and occupancy taxes, tangible personal property taxes, stamp tax or other documentary taxes and fees.

6.2 Service Retainer/Deposit: The Client will be required to pay a service retainer/deposit equivalent to two months of the monthly fee (plus VAT/Tax where applicable) upon entering into this Agreement unless a greater amount is specified on the front of this agreement. This will be held by the Provider without generating interest as security for performance of all the Client’s obligations under this Agreement. The service retainer/deposit or any balance will be returned to the Client when the Client has settled its account which includes deducting outstanding fees and other costs due to the Provider. The Provider may require the Client to pay an increased retainer/deposit if outstanding fees exceed the service retainer/deposit held and/or the Client frequently fail to pay the Provider’s fees when due.

6.3       Registration Fee: The Client will be charged a one-time registration fee. This fee is listed in the House Rules.

6.4       Payment: the Provider is continually striving to reduce its environmental impact and supports its clients in doing the same. Therefore the Provider will send all invoices electronically (where allowed by law) and the Client will make payments via an automated method such as Direct Debit or Credit Card, wherever local banking systems permit unless another form of payment is offered to the Client as a qualified and current Key Account. All amounts payable by the Client under this agreement may be assigned to other members of the Provider’s group.

6.5       Late payment: If the Client does not pay fees when due, a fee will be charged on all overdue balances. This fee will differ by country and is listed in the House Rules. If the Client disputes any part of an invoice the Client must pay the amount not in dispute by the due date or be subject to late fees. The Provider also reserves the right to withhold services (including for the avoidance of doubt, denying the Client access to its accommodation, where applicable) while there are any outstanding fees and/or interest or the Client is in breach of this Agreement.

6.6       Insufficient Funds: The Client will pay a fee for any returned check or any other declined payments due to insufficient funds. This fee will differ by country and is listed in the House Rules.

6.7 If this agreement is for a term of more than 12 months, the Provider will increase the monthly office fee on each anniversary of the start date. This increase will be by the local Consumer Price Index or such other broadly equivalent index where a consumer price index is not available locally. If there is a negative index rate, prices will not be decreased. Renewals are calculated separately from annual indexation increases. Month to Month agreements will use the above stated index or the current month to month virtual office price, whichever is the greater.

6.8       Standard services: The monthly fee and any recurring services requested by the Client are payable monthly in advance. Unless otherwise agreed in writing, these recurring services will be provided by the Provider at the specified rates for the duration of this Agreement (including any renewal). Specific due dates will differ by country and are listed in the House Rules. Where a daily rate applies, the charge for any such month will be 30 times the daily fee. For a period of less than a month the fee will be applied on a daily basis.

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6.9       Pay-as-you-use and Additional Variable Services: Fees for pay-as-you-use services, plus applicable taxes, in accordance with the Provider’s published rates which may change from time to time, are invoiced in arrears and payable the month following the calendar month in which the additional services were provided. Specific due dates will differ by country and are listed in the House Rules.

6.10 Discounts, Promotions and Offers: If the Client benefited from a special discount, promotion or offer, the Provider may discontinue that discount, promotion or offer without notice if the Client materially breaches these terms and conditions.

Global Terms & Conditions, lveber, Feb-16

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